    As filed with the Securities and Exchange Commission on November 2, 1999

                                                      Registration No. 333-70295

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              CAMDEN PROPERTY TRUST
         (Exact name of registrant as specified in its charter)

             TEXAS                                           76-6088377
 (State or other jurisdiction                             (I.R.S. Employer
      of incorporation or                                Identification No.)
         organization)

                        THREE GREENWAY PLAZA, SUITE 1300
                              HOUSTON, TEXAS 77046
                                 (713) 354-2500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                RICHARD J. CAMPO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              CAMDEN PROPERTY TRUST
                        THREE GREENWAY PLAZA, SUITE 1300
                              HOUSTON, TEXAS 77046
                                 (713) 354-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------
                                   Copies to:
                                BRYAN L. GOOLSBY
                            LOCKE LIDDELL & SAPP LLP
                          2200 ROSS AVENUE, SUITE 2200
                               DALLAS, TEXAS 75201
                                 (214) 740-8000
                               FAX: (214) 740-8800

                                ----------------

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to divided or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 2, 1999.


PROSPECTUS



                              CAMDEN PROPERTY TRUST

                  572,490 COMMON SHARES OF BENEFICIAL INTEREST



o The selling shareholders listed on page 26 may offer and resell up to 572,490 common shares under this prospectus for each of their own accounts. Beginning on December 25, 1998, these shares may be obtained by the selling shareholders upon an exchange of units of limited liability company interest in Oasis Martinique, LLC. Each unit is exchangeable for 0.759 of a common share. Instead of issuing common shares upon a tender of units for exchange, we may deliver cash in an amount equal to the market value of the equivalent number of common shares.


o This prospectus relates to (1) our possible issuance of common shares if, and to the extent that, the selling shareholders tender units for exchange and (2) the offer and sale of these shares by the selling shareholders. We will not receive any proceeds from the issuance of shares to the selling shareholders or from the sales of shares by the selling shareholders.

o The selling shareholders may sell the shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling shareholders will be responsible for any commissions or discounts due to brokers and dealers. The amount of those commissions or discounts will be negotiated before the sales. We have agreed to pay all other offering expenses.


o Our common shares trade on the New York Stock Exchange under the symbol "CPT." On October 28, 1999, the closing sale price of a common share on the New York Stock Exchange was $27.0625.


         YOU SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH UNDER RISK FACTORS STARTING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is __________, 1999

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
SUMMARY ...................................................................    2

RISK FACTORS ..............................................................    3

WHERE YOU CAN FIND MORE INFORMATION 8

INCORPORATION OF DOCUMENTS BY REFERENCE ...................................    8

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ................    9

THE COMPANY ...............................................................    9

USE OF PROCEEDS ...........................................................   10

DESCRIPTION OF CAPITAL SHARES .............................................   10

EXCHANGE OF UNITS .........................................................   11

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES ........................   13

MATERIAL FEDERAL INCOME TAX CONSEQUENCES ..................................   19

SELLING SHAREHOLDERS ......................................................   26

PLAN OF DISTRIBUTION ......................................................   27

LEGAL MATTERS .............................................................   28

EXPERTS ...................................................................   28

                                     SUMMARY

         The following information highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors.

Offices:                                     Our executive offices are located at Three Greenway Plaza, Suite 1300, Houston, Texas
                                             77046, and our telephone number is (713) 354-2500.

Our Business:                                We are a Houston-based real estate investment trust that owns, develops, acquires, manages and disposes of multifamily apartment communities in the Southwest,
                                             Southeast, Midwest and Western regions of the United States.


Merger With Oasis Residential:               On April 8, 1998, Oasis Residential, Inc. was merged with and into one of our wholly-owned subsidiaries. Prior to the merger, Oasis Residential was the managing member of, and held an approximate 99% interest in, Oasis Martinique. As a result of the merger, we became the managing member of, and acquired this approximate 99%
                                             interest in, Oasis Martinique. The remaining approximate 1% interest, comprising
                                             734,270 units, is held by the selling shareholders. As of the date of this prospectus, the only real property owned by Oasis Martinique is the 713-unit Martinique Apartment
                                             Homes community in Orange, California, which was built in 1986.



Original Issuance of Units:                  On October 23, 1997, ISCO and IFT Properties, Ltd. contributed the Martinique Apartment
                                             Homes community to Oasis Martinique in exchange for a total of 886,022 units. Since this time, 131,752 units have been exchanged for cash.


Exchange of Units:                           Beginning on December 25, 1998, each unit became exchangeable for 0.759 of a common share. This exchange ratio is subject to adjustment if we split or subdivide our common shares, effect a reverse share split or otherwise combine our outstanding common shares, or pay a share dividend to holders of common shares. Instead of issuing common shares upon a tender of shares for exchange, we may deliver cash in an amount equal to the market value of the equivalent number of common shares. Upon an exchange of units for shares, our ownership interest in Oasis Martinique will increase.

Restrictions on Ownership of Shares:         To ensure that we qualify as a REIT, transfer of our capital shares is subject to limitations, and ownership of our shares by any single person is generally limited to
                                             9.8% of the total number of outstanding capital shares. Any purported transfer in violation of these limitations will be void. These limitations are described in more detail on page 11 under the heading "Description of Capital Shares--Restrictions on
                                             Ownership."


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


                                  RISK FACTORS

         The following information discusses the most significant factors that makes an investment in our shares speculative or risky. You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our shares.


AN EXCHANGE OF UNITS IS TAXABLE

An exchange of units will be treated as a sale of units for federal income tax purposes. The exchanging holder will generally recognize gain in an amount equal to the value of the common shares and amount of cash received, plus the amount of liabilities of Oasis Martinique allocable to the units being exchanged, less the holder's tax basis in the units. It is possible that the amount of gain recognized or the resulting tax liability could exceed the value of the shares received in the exchange.

RISING INTEREST RATES WOULD INCREASE OUR COSTS AND COULD AFFECT THE MARKET PRICE OF OUR SECURITIES

We have incurred and expect to continue to incur debt in the future. Some of this debt has variable or floating interest rates. Accordingly, if interest rates increase, our interest costs will also increase. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding equity or debt securities.

FAILURE TO GENERATE SUFFICIENT CASH FLOWS COULD LIMIT OUR ABILITY TO MAKE REQUIRED PAYMENTS FOR DEBT SERVICE AND PAY DISTRIBUTIONS TO SHAREHOLDERS

The following factors, among others, may adversely affect the cash flows generated by our properties:

o        the national and local economic climates;

o local real estate market conditions, such as an oversupply of apartment homes;

o the perceptions by perspective residents of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

o        the need to periodically repair, renovate and relet space; and

o our ability to pay for adequate maintenance and insurance and increased operating costs, including real estate taxes.

Some significant expenditures associated with each property, such as mortgage payments, if any, real estate taxes and maintenance costs, are generally not reduced when operations from the property decreases.

UNFAVORABLE CHANGES IN MARKET AND ECONOMIC CONDITIONS COULD HURT OCCUPANCY OR RENTAL RATES

The market and economic conditions in the southeastern, southwestern, midwestern and western regions of the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. The risks that may affect conditions in these markets include the following:

o the economic climate, which may be adversely impacted by plant closings, industry slowdowns and other factors;

o local conditions, such as oversupply of apartments or a reduction in demand for apartments in an area;

o a future economic downturn that, unlike the last recession, which was a "rolling recession" because it affected the economies of different regions at different times, simultaneously affects more than one of our geographical markets;

o the inability or unwillingness of residents to pay their current rent or rent increases;

o the potential effect of rent control or rent stabilization laws, or other laws regulating housings, on any of our properties, that could prevent us from raising rents; and


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

o competition from other available apartments and changes in market rental rates.

DIFFICULTIES OF SELLING REAL ESTATE COULD LIMIT OUR FLEXIBILITY

Real estate investments can be hard to sell, especially if market conditions are poor. This may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits our ability to sell properties that we have held for fewer than four years, which may affect our ability to sell properties without adversely affecting shareholder return.

FAILURE TO IMPLEMENT OUR PROPERTY DEVELOPMENT STRATEGY COULD IMPACT OUR PROFITABILITY

We intend to continue to develop and construct multifamily apartment communities. Our development and construction activities may be exposed to a number of risks that may increase our construction costs. This could adversely impact our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. These risks include the following:

o we may be unable to obtain, or may face delays in obtaining, necessary zoning, land-use, building, occupancy and other required permits and authorizations, which could result in increased costs;

o we may incur construction costs for a property that exceed our original estimates due to increased materials, labor or other costs, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

o occupancy rates and rents at a newly completed community may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

o we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development;

o we may not be able to complete construction and lease-up of a community on schedule, which could result in increased costs; and

o construction costs have been increasing in many of our markets, and may continue to increase in the future.

FAILURE TO IMPLEMENT OUR PROPERTY ACQUISITION STRATEGY COULD IMPACT OUR PROFITABILITY

In the normal course of our business, we continually evaluate a number of potential acquisitions and may acquire additional operating properties. Our inability to successfully implement our acquisition strategy could result in our market penetration decreasing, which could adversely affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. Our acquisition activities and their success may be exposed to a number of risks, including the following:

o we may not be able to identify properties to acquire or effect the acquisition;

o we may not be able to successfully integrate acquired properties and operations;

o our estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate; and

o the acquired property may fail to perform as we expected in analyzing our investment.

INSUFFICIENT CASH FLOW COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING
RISK

As of June 30, 1999, we had outstanding mortgage indebtedness of approximately $356.8 million and senior unsecured debt of approximately $704.4 million, of which approximately $39.0 million was floating rate debt. This indebtedness could have important consequences. For example:

o if a property is mortgaged to secure payment of indebtedness, and if we are unable to meet our mortgage payments, we could sustain a loss as a result of foreclosure on the mortgage;


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o        if funds from operations are less than the required principal and interest payments on our existing indebtedness, which in all cases will not have been fully amortized at maturity, we might not be able to refinance the debt or the terms of such refinancing might not be as favorable as the terms of our existing indebtedness;

o our vulnerability to general adverse economic and industry conditions could be increased; and

o our flexibility in planning for, or reacting to, changes in our business and industry could be limited.

ISSUANCES OF ADDITIONAL DEBT OR EQUITY MAY ADVERSELY IMPACT OUR FINANCIAL CONDITION

Our capital requirements depend on numerous factors, including the occupancy rates of our apartment properties, dividend payment rates to our shareholders, development and capital expenditures, costs of operations and potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require additional financing sooner than anticipated. Accordingly, we could become more leveraged, resulting in an increased risk of default on our obligations and in an increase in our debt service requirements, both of which could adversely affect our financial condition and our ability to access debt and equity capital markets in the future.

LOSSES FROM NATURAL CATASTROPHES MAY EXCEED OUR INSURANCE COVERAGE

We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, some losses, generally of a catastrophic nature, such as losses from floods or earthquakes, may be subject to limitations. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS

Under various federal, state and local laws, ordinances and regulations, we are liable for the costs to investigate and remove or remediate hazardous or toxic substances on or in our properties, often regardless of whether we knew of or were responsible for the presence of these substances. These costs may be substantial. Also, if hazardous or toxic substances are present on a property, or if we fail to properly remediate such substances, our ability to sell or rent such property or to borrow using such property as collateral may be adversely affected.

COMPLIANCE OR FAILURE TO COMPLY WITH LAWS REQUIRING ACCESS TO OUR PROPERTIES BY DISABLED PERSONS COULD RESULT IN SUBSTANTIAL COST

The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled person. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.

POTENTIAL LIABILITY FOR PENDING LITIGATION COULD RESULT IN INCREASED COSTS AND EXPENSES

Prior to our merger with Oasis Residential, Oasis Residential had been contacted by several regulatory agencies with regard to alleged failures to comply with the Fair Housing Amendments Act. These inquiries


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
pertained to nine properties owned by Oasis Residential prior to the merger. We currently own seven of these properties.

On February 1, 1999, the Justice Department filed a lawsuit against us and several other defendants in the United States District Court for the District of Nevada. We are currently in the process of determining the extent of the alleged noncompliance and the changes that may be necessitated. At this time, we are not able to provide an estimate of costs and expenses associated with this matter. We are also unable to assure you that we will be successful in the defense of the Justice Department action.

The complaint alleges (1) that the design and construction of these properties violated the Fair Housing Act and (2) that we, through the merger with Oasis Residential, have discriminated in the rental of dwellings to persons because of handicap. The complaint requests an order that:

o declares that the defendants' policies and practices violated the Fair Housing Act;

o enjoins us from (1) failing or refusing, to the extent possible, to bring our properties into compliance with the Fair Housing Act, (2) failing or refusing to take such affirmative steps as may be necessary to restore, as nearly as possible, the alleged victims of the defendants' alleged unlawful practices to positions they would have been in but for the discriminatory conduct and (3) designing or constructing any future multi-family dwellings that do not contain the accessibility and adaptability features set forth in the Fair Housing Act; and

o requires us to pay damages, including punitive damages, and a civil penalty.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE US TO BE TAXED AS A CORPORATION, WHICH WOULD SIGNIFICANTLY LOWER FUNDS AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS

If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation for both current and past years. We cannot assure you that the Internal Revenue Service will not challenge our qualification as a REIT. We also cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification.

In addition, the ownership of an interest in Oasis Martinique may involve special tax risks. These include the possible challenge by the Internal Revenue Service of allocations of income and expense items, which could affect the computation of our taxable income. These also include the possible challenge by the Internal Revenue Service of the status of Oasis Martinique as a limited liability company that is taxable as a partnership for federal income tax purposes. If Oasis Martinique was instead treated as an association taxable as a corporation for federal income tax purposes, Oasis Martinique would be treated as a taxable entity. In such a situation, we would likely fail to meet the tests to qualify as a REIT.

For any taxable year that we fail to qualify as a REIT, we would be subject to federal income tax on our taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer qualify for the dividends paid deduction nor be required to be made. To the extent that distributions to shareholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the applicable tax.

SHARE OWNERSHIP LIMITS AND OUR ABILITY TO ISSUE ADDITIONAL EQUITY SECURITIES MAY PREVENT TAKEOVERS BENEFICIAL TO SHAREHOLDERS

For us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. To minimize the possibility that we will fail to qualify as a REIT under this test, our declaration of trust includes restrictions on transfers of


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

our shares and ownership limits. The ownership limits, as well as our ability to issue other classes of equity securities, may delay, defer or prevent a change in control. These provisions may also deter tender offers for our shares, which may be attractive to you, or limit your opportunity to receive a premium for your shares that might otherwise exist if a third party were attempting to effect a change in control transaction.

INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENTS OR INCREASE OR MAINTAIN RENTS

Our apartment communities compete with numerous housing alternatives in attracting residents, including other rental apartments and single-family homes that are available for rent or sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartments and increase or maintain rents.

UNEXPECTED YEAR 2000 PROBLEMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

Many of the world's computer systems currently record years in a two-digit format. These computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This is commonly referred to as the "Year 2000" issue. Unexpected problems associated with the Year 2000 could arise during the implementation of our Year 2000 program, which could adversely affect our financial condition and results of operations. Our financial condition and results of operations could also be adversely affected if all of our systems are not Year 2000 compliant or other companies on which we rely are not timely converted. We have implemented a Year 2000 comprehensive plan of action, which is divided into four phases: (1) identification, (2) assessment, (3) notification/certification, and (4) testing/contingency plans. This plan includes three major elements: computer systems, other equipment and third parties. We are on the fourth phase for our computer systems and the third phase for our other equipment and third party services.


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

                       WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is http://www.camdenprop.com.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy the registration statement, including the exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of our common shares.

The following documents we have filed with the SEC (File No. 1-12110) are incorporated by reference:


o Annual Report on Form 10-K for the year ended December 31, 1998 and Amendment No. 1 thereto;


o        Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

o        Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

o        Current Report on Form 8-K filed on March 10, 1999;

o        Current Report on Form 8-K/A filed on March 10, 1999;

o        Current Report on Form 8-K filed on April 16, 1999;

o        Current Report on Form 8-K filed on April  20, 1999; and

o        Form 8-A filed on June 20, 1993.

You may request a copy of these filings at no cost by writing or telephoning G. Steven Dawson, Senior Vice President-Finance and Chief Financial Officer, at the following address and telephone number:

                              Camden Property Trust
                              Three Greenway Plaza
                                   Suite 1300
                              Houston, Texas 77046
                                 (713) 354-2500

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


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           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus that are "forward-looking" in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.

Reliance should not be place on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

o the results of our efforts to implement our property development strategy;

o        the effect of economic conditions;

o        failure to qualify as a real estate investment trust;

o        the costs of our capital;

o        actions of our competitors and our ability to respond to those actions;

o        changes in government regulations, tax rates and similar matters;

o        environmental uncertainties and natural disasters;

o        unexpected Year 2000 problems; and

o        other risks detailed in our other SEC reports or filings.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                   THE COMPANY

We are a Houston-based REIT that owns, develops, acquires, manages and disposes of multifamily apartment communities in the Southwest, Southeast, Midwest and Western regions of the United States. At June 30, 1999, we owned interests in, operated or were developing 160 multifamily properties containing 56,210 apartment homes located in nine states. Eleven of our multifamily properties containing 4,720 apartment homes were under development at June 30, 1999. One of our newly developed multifamily properties containing 306 apartment homes was in lease up at June 30, 1999. We have several additional sites which we intend to develop into multifamily apartment communities.

MARKET FOR SHARES; DIVIDENDS AND DISTRIBUTIONS


Our common shares are listed on the New York Stock Exchange under the symbol "CPT." On October 15, 1999 we paid a quarterly dividend of $0.52 per common share payable to all holders of record of common shares as of September 30, 1999, and paid an equivalent amount per unit to holders of units of limited liability company interest in Oasis Martinique and units of limited partnership interest in Camden Operating, L.P. This dividend to holders of common shares or units equates to an annualized dividend rate of $2.08 per common share or unit.



Our preferred shares are listed on the New York Stock Exchange under the symbol "CPTPrA." On November 15, 1999 we will pay a quarterly dividend on our preferred shares of $0.5625 per share to all preferred shareholders of record as of September 30, 1999. This dividend to holders of preferred shares equates to an annualized dividend rate of $2.25 per preferred share.


We intend to continue making regular quarterly distributions to our shareholders and unitholders in accordance with REIT qualification requirements under the federal tax code while maintaining what management believes to be a conservative payout ratio. We also expect to continue reducing the payout ratio by raising distributions at a rate that is less than our funds from operations growth rate. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

                                 USE OF PROCEEDS

We will not receive any proceeds from the issuance of common shares to the selling shareholders or from sales of these shares by the selling shareholders. We have registered these shares because of registration rights granted to the selling shareholders. Upon an exchange of units, our ownership interest in Oasis Martinique will increase.

                          DESCRIPTION OF CAPITAL SHARES


Our Declaration of Trust provides that we may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares and 10,000,000 preferred shares. At September 30, 1999, 40,928,428 common shares and 4,165,000 Series A Cumulative Convertible Preferred Shares were outstanding.


COMMON SHARES

Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have preemptive rights to subscribe for or purchase any of our capital shares or any other of our securities, except as may be granted by the board.

PREFERRED SHARES

Under our declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or that could make it more difficult for another company to enter into a business combination with us.

SERIES A PREFERRED SHARES

No holder of Series A Preferred Shares has any preemptive right to subscribe for any securities. Unless converted into common shares or redeemed, our Series A Preferred Shares have a perpetual term, with no maturity.

Maturity; Redemption. Our Series A Preferred Shares have no stated maturity, and are not subject to any sinking fund or mandatory redemption. The shares are not redeemable prior to April 30, 2001 after which date we may, at our option, redeem the shares, in whole or in part, either for:

o        $25.00 in cash, plus any accumulated, accrued and unpaid dividends; or

o the number of common shares equal to the per share liquidation preference of the preferred shares to be redeemed without regard to any accumulated, accrued and unpaid cash dividends to the date of redemption divided by $32.4638. This divisor is subject to adjustment if we change our capitalization.

Ranking; Liquidation Preference. Our Series A Preferred Shares rank senior to our common shares with respect to payment of dividends and amounts upon our liquidation, dissolution or winding up. Upon any such event, the holders of Series A Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share plus an amount equal to all accumulated, accrued and unpaid dividends.

Dividends. Holders of Series A Preferred Shares are entitled to receive, when as and if declared by our board, cumulative cash dividends payable in an amount per share equal to the greater of:

o        $0.5625 per quarter, which is equivalent to $2.25 per year; or

o        the cash dividend payable on a common share.

Voting Rights. Holders of our Series A Preferred Shares do not have any voting rights, except if the dividends are in arrears for six or more quarterly periods, in which case such holders may vote for the election of a total of two additional trust managers.

Conversion. Holders of Series A Preferred Shares may convert each of their shares at any time up to the redemption date for such shares into 0.7701 of a common share, subject to adjustment.

RESTRICTIONS ON OWNERSHIP

In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust provides that in general no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

o create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

o        result in shares being owned by fewer than 100 persons;

o result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

o        result in our disqualification as a REIT.

If any person owns or is deemed to own more than 9.8% of our total outstanding capital shares, the shares that exceed this ownership limit will automatically be deemed to be transferred to us. We will act as trustee of a trust for the exclusive benefit of the transferees to whom such shares may ultimately be transferred without violating this ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. We will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date we exercise our option to purchase.

All certificates representing capital shares will bear a legend referring to the restrictions described above.

These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in our best interests.

SHAREHOLDER LIABILITY

Our declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board. A shareholder will be under no obligation to us or to our creditors with respect to such shares other than the obligation to pay to us the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Real Estate Investment Trust Act.

TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the common and preferred shares.

                                EXCHANGE OF UNITS

The rights of unitholders to exchange their units for common shares were granted in the Exchange Rights Agreement, dated as of October 23, 1997, among Oasis Residential, Oasis Martinique and the unitholders named therein (the "Exchange Agreement"), and the Amended and Restated Limited Liability Company Agreement of Oasis Martinique, LLC, dated as of October 23, 1997 (the "LLC Agreement"). The following summary of the exchange rights of holders of units is not complete. You should look at the Exchange Rights Agreement and the LLC Agreement that are filed as exhibits to the registration statement of which this prospectus is a part. To obtain a copy of these documents, see "Where You Can Find More Information" on page 8.

Each unitholder has the right, beginning on December 25, 1998, to require us to acquire all or a portion of their units in exchange for, at our election, cash or our common shares. No unitholder effecting an exchange of all or a portion of its units is entitled to tender less than 1,000 units for exchange at any one time, unless such lesser amount is all of the units then owned by the exchanging holder.

Upon exchange, the exchanging holder will receive either that number of common shares determined by multiplying the number of units tendered by an adjustment factor or, at our election, an amount of cash equal to the market value of such number of shares. As of the date of this prospectus, the adjustment factor is
0.759. The adjustment factor will be adjusted to account for the economic effect of any:

o        split or subdivision of our common shares;

o        reverse share split or other combination of outstanding common shares;
         or

o payment of dividends in our common shares to holders of our common shares.

If we elect to deliver cash in lieu of all or any portion of the shares, the exchanging holder will receive shares valued at the average of the daily closing prices for the 10 consecutive business days commencing 15 business days before the date of tender.

An exchanging holder effecting an exchange of all or a portion of its units must deliver to us an exercise notice, substantially in the form of Exhibit B to the Exchange Agreement. Within 10 business days after our receipt of the exercise notice, we will deliver a response notice in the form of Exhibit A to the Exchange Agreement. On the twelfth business day after the date we receive an exercise notice, we will deliver to the exchanging holder the number of common shares to be exchanged or, at our election, cash, each in an amount determined as described above. The common shares to be delivered will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our declaration of trust, any claim pledge, lien, encumbrance or restriction contained in an agreement to which the exchanging holder is a party or otherwise imposed as a result of actions taken by the unitholder. We will pay any documentary, stamp or similar issue or transfer tax due on the issue of common shares upon exchange other than any tax that is due because such shares are to issued in a name other than that of the exercising holder.

Prior to the date that we receive the exercise notice, the exercising holder will be treated as the holder of the tendered units for all purposes of the LLC Agreement, and will have no rights as a holder of our common shares. If such date is a record date for the payment of a dividend, the exercising unitholder will be treated as a holder of any common shares issuable pursuant to the Exchange Agreement and not as a unitholder. As of such date, the unitholder will in general have no further claim or interest in the tendered units.

               COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES


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            OASIS MARTINIQUE                              CAMDEN PROPERTY TRUST


                           FORM OF ORGANIZATION AND ASSETS OWNED

Oasis Martinique was organized as a            Camden Property Trust is a Texas real
Delaware limited liability company. As         estate investment trust. We have elected
of the date of this prospectus, the only       to be taxed as a REIT under the Internal
real property owned by Oasis Martinique        Revenue Code and intend to maintain our
is the 713-unit Martinique Apartment           qualification as a REIT. At June 30,
Homes community in Orange, California.         1999, we owned interests in, operated or
This community was built in 1986 and           were developing 160 multifamily
contributed to Oasis Martinique on             properties containing 56,210 apartment
October 23, 1997.                              homes located in nine states. Eleven of
                                               our multifamily properties containing
                                               4,720 apartment homes were under
                                               development at June 30, 1999. One of our
                                               newly developed multifamily properties
                                               containing 306 apartment homes was in
                                               lease up at June 30, 1999. We have
                                               several additional sites which we intend
                                               to develop into multifamily apartment
                                               communities.

                                          PURPOSE

Oasis Martinique's purpose is to own,            Under our declaration of trust, we may
manage, operate, maintain, improve,              purchase, hold, lease, manage, sell,
encumber, sell or otherwise dispose of,          exchange, develop, subdivide and improve
Martinique Apartment Homes, and any              real property and interests in real
other apartment buildings or communities         property.
acquired by Oasis Martinique in the
future, and to ultimately distribute
funds.

                                     ADDITIONAL EQUITY

As the managing member of Oasis                  Subject to applicable New York Stock
Martinique, Camden Property Trust may            Exchange Rules, our board may issue
determine that Oasis Martinique requires         additional common or preferred shares,
additional funds and contribute such             so long as the total number of shares
funds in exchange for capital                    issued does not exceed the authorized
contributions. The LLC Agreement                 number of shares set forth in our
provides that no additional member may           declaration of trust. Our declaration of
be admitted as a member of Oasis                 trust authorizes us to issue 100,000,000
Martinique, except upon the acquisition          common shares and 10,000,000 preferred
of a member's interest in Oasis                  shares.
Martinique. The admission of an
additional member requires our consent.
The LLC Agreement also provides that no
additional units will be issued.


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

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            OASIS MARTINIQUE                              CAMDEN PROPERTY TRUST


                                    MANAGEMENT CONTROL

All management powers over the business          Our board has exclusive control over our
and affairs of Oasis Martinique are              business affairs subject only to the
vested in Camden Property Trust as the           applicable provisions of Texas law and
managing member. No non-managing member          the provisions of our declaration of
has any right to participate in or               trust and bylaws.
exercise control or management power
over the business and affairs of Oasis
Martinique.

                                     FIDUCIARY DUTIES

Under Delaware law, Camden Property              Under Texas law, our board must perform
Trust, as the managing member of Oasis           their duties in good faith and in a
Martinique, owes a fiduciary duty to             manner that they reasonably believe to
Oasis Martinique. Consequently, we are           be in our best interests. Trust managers
required to exercise good faith and              who act in such a manner generally will
integrity in all of our dealings with            not be liable to us for monetary damages
Oasis Martinique.                                by reason of being a member of the
                                                 board.
Also, the LLC Agreement provides that:

o        we, as the managing member, are
         in general not liable to Oasis
         Martinique or any non-managing
         member for losses sustained or
         liabilities incurred as a
         result of errors in judgment or
         of any act or omission if we
         acted in good faith in
         accordance with the LLC
         Agreement;

o        as long as we appointed an
         agent in good faith, we are not
         responsible for any misconduct
         or negligence of such agent;
         and

o        we will be presumed to have
         acted in good faith if we acted
         in reliance of opinions of
         consultants and advisors in
         their areas of expertise.


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

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          OASIS MARTINIQUE                                CAMDEN PROPERTY TRUST


                         MANAGEMENT LIABILITY AND INDEMNIFICATION

Oasis Martinique has agreed to indemnify         Our trust managers and officers will be
each member and its partners, directors,         indemnified against all losses they
officers, employees or agents against            suffer as a result of serving in this
all losses arising from any actions that         capacity as provided in the Texas Real
relate to the operations or property of          Estate Investment Trusts Act and our
Oasis Martinique. However, these persons         declaration of trust and bylaws. Our
will not be indemnified for fraud,               board must determine that the person or
willful misconduct, gross negligence or          officer seeking indemnification acted in
knowing violations of the law or for any         good faith while reasonably believing,
transaction for which a person received          in the case of conduct in an official
an improper person benefit in violation          capacity, that such conduct was in our
of any provision of the LLC Agreement or         best interests. In all other cases, such
applicable law. The persons indemnified          conduct must be at least not opposed to
under this agreement include Camden              our best interests and, in the case of
Property Trust and our trust managers            any criminal proceeding, such person
and officers.                                    must have had no reasonable belief that
                                                 such conduct was unlawful. If the person
                                                 involved is not a trust manager or
                                                 officer, but is or was our employee or
                                                 agent, or is or was serving at our
                                                 request as a trust manager, officer,
                                                 employee or agent of another entity, our
                                                 board may cause us to indemnify such
                                                 person to the same extent allowed for
                                                 trust managers and officers.

                                 ANTI-TAKEOVER PROVISIONS

Under the LLC Agreement, we may hinder           Our organizational documents contain a
Oasis Martinique from engaging in a              number of provisions that may have the
merger or other business combination.            effect of delaying or discouraging an
Also, we may not be removed as managing          unsolicited proposal for our acquisition
member by the other members with or              or the removal of incumbent management.
without cause. We may also restrict a            These include provisions that:
non-managing member from transferring
units. In addition, we have the right,           o        allow the board to authorize
exercisable on and after the date on                      preferred shares with superior
which the non-managing members hold less                  voting rights to the common
than 88,602 units, to acquire all of the                  shares;
outstanding units held by the
non-managing members.                            o        are designed to avoid
                                                          concentration of share
                                                          ownership in a manner that
                                                          would jeopardize our status as
                                                          a REIT under the Internal
                                                          Revenue Code; and

                                                 o        require the affirmative vote of
                                                          the holders of not less than
                                                          80% of our outstanding capital
                                                          shares for the approval of
                                                          business combinations and
                                                          similar transactions with
                                                          beneficial owners of more than
                                                          50% of our shares.

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            OASIS MARTINIQUE                              CAMDEN PROPERTY TRUST


                                       VOTING RIGHTS

Under the LLC Agreement, the                     At each annual meeting of shareholders,
non-managing members have voting rights          shareholders elect our trust managers.
only as to specified matters, including          All common shares have one vote per
the following:                                   share and our declaration of trust
                                                 permits the board to classify and issue
o        dissolving or liquidating Oasis         preferred shares in one or more series
         Martinique,                             having voting power that may differ from
                                                 that of the common shares.
o        bankruptcy, insolvency and
         similar events;                         Texas law requires that fundamental
                                                 changes in an entity's structure be
o        merging, consolidating or               approved by shareholders. These changes
         selling of all or substantially         include:
         all of its assets to any other
         person, except in a transaction         o        amendments to the declaration
         or series of transactions                        of trust;
         described in Section 1031 of
         the Internal Revenue Code;              o        mergers and consolidations;

o        commingling the assets of Oasis         o        dissolution; and
         Martinique with those of any
         other person;                           o        sales of all or substantially
                                                          all of our assets not in the
o        guaranteeing or otherwise                        ordinary course of business.
         becoming responsible for debt
         of any other person or holding
         out Oasis Martinique's credit
         as being available to satisfy
         obligations of others;

o        pledging or otherwise
         encumbering its assets for the
         benefit of any other person;

o        amending, modifying or
         terminating the LLC Agreement
         other than to reflect the
         admission, substitution,
         termination or withdrawal of
         members;

o        subject to the rights of
         transfer provided in the LLC
         Agreement, transferring or
         approving in the transfer of
         the membership interest of the
         managing member, or admitting
         into Oasis Martinique any
         successor managing member; or

o        having any subsidiary of Oasis
         Martinique.

The non-managing members do not
otherwise have the right to vote on
decisions relating to the operations or
management of Oasis Martinique.

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            OASIS MARTINIQUE                              CAMDEN PROPERTY TRUST


                                  LIABILITY OF INVESTORS

Under the LLC Agreement and Delaware             Under Texas law, shareholders are not
law, the liability of non-managing               liable for our debts or obligations.
members for the debts and obligations of
Oasis Martinique is generally limited to
the amount of their investment in Oasis
Martinique, together with their interest
in any undistributed income.

                                         LIQUIDITY

Non-managing members may not generally           Shares issued pursuant to this
transfer their units without our                 prospectus will be freely transferable,
consent.                                         subject to prospectus delivery and other
                                                 requirements of the Securities Act of
                                                 1933.

                                                 Our common shares are listed on the New
                                                 York Stock Exchange. The breadth and
                                                 strength of this secondary market will
                                                 depend, among other things, upon the
                                                 number of shares outstanding, our
                                                 financial results, the general interest
                                                 in our and other real estate
                                                 investments, and our dividend yield
                                                 compared to that of other debt and
                                                 equity securities.

                                    DISTRIBUTION RIGHTS

Under the LLC Agreement, Oasis                   Holders of our common shares are
Martinique makes quarterly distributions         entitled to such dividends as may be
to non-managing members as generally             legally declared from time to time by
described below:                                 our board. In order for us to qualify as
                                                 a REIT, we are required to distribute
o        an amount per unit equal to the         with respect to each taxable year
         cash dividend a unitholder              dividends, other than capital gain
         would have received if its              dividends, to our shareholders in an
         units had been exchanged for            aggregate amount at least equal to:
         Camden common shares; and
                                                 o        the sum of 95% of our "REIT
o        an amount to all non-managing                    taxable income," which is
         members equal to 5% of Oasis                     computed without regard to the
         Martinique's net cash flow in                    dividends-paid deduction and
         excess of $6.6 million, payable                  our capital gain, and 95% of
         to each non-managing member in                   the net income, if any, from
         proportion to its unit                           foreclosure property; minus
         holdings; and
                                                 o        the sum of particular items of
o        an amount to all non-managing                    non-cash income.
         members equal to 1% of any
         remaining net cash flow,
         payable to each non-managing
         member in proportion to its
         unit holdings.

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            OASIS MARTINIQUE                              CAMDEN PROPERTY TRUST


                                           TAXES

Oasis Martinique itself is not subject           Distributions made by us to our taxable
to federal income tax. Instead, each             domestic shareholders out of current or
unitholder includes its allocable share          accumulated earnings and profits will be
of Oasis Martinique's taxable income or          taken into account by them as ordinary
loss in determining its individual               income. Distributions that are
federal income tax liability. Cash               designated as capital gain dividends
distributions from Oasis Martinique are          generally will be taxed as gains from
not taxable to a unitholder in the               the sale or disposition of a capital
absence of allocations of income except          asset. Distributions in excess of
to the extent they exceed such holder's          current or accumulated earnings and
basis in its interest in Oasis                   profits will be treated as a non-taxable
Martinique. A holder's basis will                return of basis to the extent of a
include such holder's allocable share of         shareholder's adjusted basis in its
Oasis Martinique non-recourse debt.              common shares, with the excess taxed as
                                                 capital gain.
Income and loss from Oasis Martinique
generally is subject to the "passive             Dividends paid by us will be treated as
activity" limitations. Under the                 "portfolio" income and cannot be offset
"passive activity" rules, income and             with losses from "passive activities."
loss from Oasis Martinique that is
considered "passive" generally can only          Shareholders who are individuals
be offset against income and loss from           generally should not be required to file
other investments that constitute                state income tax returns and/or pay
"passive activities."                            state income taxes outside of their
                                                 state of residence with respect to our
Unitholders are required, in some cases,         operations and distributions. We may be
to file state income tax returns and/or          required to pay state income taxes in
pay state income taxes in the states in          some states.
which Oasis Martinique owns property,
even if they are not residents of those
states. As of the date of this
prospectus, Oasis Martinique's only real
property is located in California.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material federal income tax consequences relating to us and our common shares. The summary is based on current law. It is not tax advice and presents general information only. The summary is not exhaustive of all possible tax consequences. Your actual tax consequences as a taxpayer can be complicated and will depend on your specific situation, including variables you cannot control. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of common shares. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws.

We have elected to be taxed as a REIT under the Internal Revenue Code since our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies us for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you that such requirements will be met in the future.

We have not requested a ruling from the Internal Revenue Service regarding our REIT status. We have, however, received an opinion from the law firm of Locke Liddell & Sapp LLP to the effect that:

o we have met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993;

o our diversity of equity ownership, operations through the date of the opinion and proposed method of operation should allow us to qualify as a REIT for the taxable year ending December 31, 1999;

o as of the date of the opinion, Oasis Martinique will be treated for federal income tax purposes as a partnership and not taxable as an association taxable as a corporation; and

o the discussion regarding "Material Federal Income Tax Consequences" set forth in this section, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

The opinion is expressed as of its date and Locke Liddell & Sapp LLP has no obligation to advise us of any change in applicable law or of any matters stated, represented or assumed, after the date of such opinion.

You should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. Our opinion of counsel is based upon written factual representations and covenants made by us regarding the past, present and future conduct of our business operations and the business operations of Oasis Martinique. Furthermore, our opinion of counsel regarding our continued qualification as a REIT is conditioned upon, and such continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests under the Internal Revenue Code.

In addition, we cannot assure you that new legislation, regulations or administrative interpretations will not change the tax laws with respect to our qualification as a REIT, the qualification of Oasis Martinique as a partnership or any other matter discussed herein.

TAX CONSEQUENCES OF AN EXCHANGE OF UNITS

An exchange of units for common shares or cash will be a fully taxable transaction to a unitholder. The unitholder will generally recognize gain in an amount equal to the value of the common shares and the amount of cash received, plus the amount of liabilities of Oasis Martinique allocable to the units being exchanged, less its tax basis in these units. This gain may exceed the value of the common shares and the amount of cash received. However, if we elect to pay cash for the units exchanged and we use cash received from Oasis Martinique for such purpose, it is possible that such payment will be treated for federal income tax purposes as a redemption by Oasis Martinique of the units exchanged. In this case, the unitholder would recognize gain to the extent that the cash received, plus the amount of any of Oasis Martinique's liabilities allocable to the units being exchanged, exceeds the adjusted tax basis in all of the holder's units prior to such payment.

The recognition of any loss resulting from an exchange of units is subject to a number of limitations set forth in the Internal Revenue Code. The character of any gain or loss arising from an exchange as capital or ordinary will depend on the character of the units in the hands of the unitholder as well as the nature of the assets of Oasis Martinique at the time of the exchange. As of the date of this prospectus, Oasis Martinique's only real property is the Martinique Apartment Homes community.

FEDERAL INCOME TAXATION OF THE COMPANY

As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. An investment in a corporation usually results in "double taxation" on earnings, once at the corporate level and once again at the shareholder level. The REIT provisions of the Internal Revenue Code generally allow us to deduct dividends paid to our shareholders. The deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings.

Even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

o we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

o under some circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference;

o we will be taxed at the highest corporate rate on our net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property;

o we will be subject to a 100% tax on any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property;

o if we fail to satisfy the gross income tests under the REIT provisions of the Internal Revenue Code, but have maintained our qualification as a REIT, we will be subject to a tax equal to the net income attributable to the greater of the amount by which we fail such tests, multiplied by a fraction intended to reflect our profitability;

o we will be subject to a 4% excise tax on the excess of the distributions to shareholders required by the Internal Revenue Code, over the amount we actually distribute; and

o if (a) we acquire any asset from a corporation that is subject to full corporate-level tax in a carryover-basis transaction, and (b) we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquire the asset, then the excess of the fair market value of the asset as of the beginning of the 10-year period over our adjusted basis in such asset at such time will be subject to tax at the highest regular corporate rate.

REIT QUALIFICATION

Income Tests. In general, in order to qualify as a REIT, we must derive at least 95% of our gross income from real estate sources and passive investments, such as dividends and interest and gain from the sale or disposition of stock or securities. We must also derive at least 75% of our gross income from real estate sources. Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving us a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined threshold. In addition, all leases must also qualify as "true" leases for federal income tax purposes, and not as service contracts, joint ventures and other types of arrangements. Generally, we may not provide services to lessees or their subtenants, other than customary and de minimis non-customary services.

Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if we own, directly or indirectly, 10% or more of the ownership interests in the lessee. Constructive ownership rules will apply to determine our ownership in a lessee. For instance, we may be deemed to own the assets of any shareholder who owns 10% or more in value of our shares. These assets that we may potentially be deemed to own would include any ownership interest owned in lessees of our properties.

Our declaration of trust contains provisions that are designed to prevent a shareholder from owning common shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Thus, we should never own, actually or constructively, 10% or more of a lessee. However, no absolute assurance can be given that transfers, or other events of which we have no knowledge, will not cause us to own constructively 10% or more of one or more lessees at some future date.

Asset Tests. On the last day of each calendar quarter, we must meet two tests concerning the nature of our assets. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items, including receivables, and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and particular options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, the asset tests prevent us from holding 10% or more of the voting securities of corporate issuers other than our wholly-owned corporate subsidiaries. The asset tests also prevent us from investing more than 5% of our assets in securities of corporate issuers other than our wholly-owned corporate subsidiaries. We must satisfy the asset tests at the close of each quarter. If we fail an asset test as of the close of a quarter, we must satisfy the asset tests within the 30-day period following the close of that quarter. We cannot assure you that the Internal Revenue Service will not challenge our compliance with these tests. If we hold assets in violation of the applicable asset tests, we would be disqualified as a REIT.

Other Restrictions. The REIT requirements impose a number of other restrictions on our operations. For example, any net income that we derive from sales of property in the ordinary course of business, other than inventory acquired by reason of some foreclosures, is subject to a 100% tax unless eligible for a safe harbor. Due to minimum distribution requirements, we must generally distribute each year at least 95% of our taxable income for the year, excluding any net capital gain.

FAILURE TO QUALIFY AS A REIT

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the following consequences will occur:

o we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

o        we will be unable to deduct distributions to our shareholders;

o        we will not be required to make shareholder distributions;

o to the extent that we make distributions from our current and accumulated earnings and profits, the distributions will be dividends, taxable to our shareholders as ordinary income;

o subject to the limitations of the Internal Revenue Code, our corporate shareholders may be eligible for the dividends-received deduction; and

o unless we are entitled to relief under specific statutory provisions, we will be disqualified from qualification as a REIT for the four taxable years following the year during which qualification is lost.

It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that we are not entitled to statutory relief because our failure to satisfy the tests was not due to reasonable cause.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

As used below, the term "U.S. Shareholder" means a holder of common shares of who for United States federal income tax purposes:

o        is a citizen or resident of the United States;

o is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

o is an estate the income of which is subject to United States federal income taxation regardless of its source; or

o is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

However, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, will also be considered U.S. Shareholders.

Distributions Generally. As long as we qualify as a REIT, any distributions that we make to our shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether the distributions we make to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to common shares.

To the extent that we make distributions, other than capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in its shares for tax purposes by the amount of the distribution.
Basis will not, however, be adjusted below zero.

If we make such distributions to a shareholder in excess of the U.S. Shareholder's adjusted basis in its shares and if the shares have been held as a capital asset, the distributions will be taxable as capital gains. If we make such distributions to a shareholder in excess of the U.S. Shareholder's adjusted basis in its shares and if the U.S. Shareholder has held the shares for more than one year, the distributions will be taxable as long-term capital gain.

If (a) we declare dividends in October, November or December of any year that are payable to shareholders of record on a specified date in any of these months, and (b) we actually pay the dividend on or before January 31 of the following calendar year, we will treat such dividends as both paid by us and received by the shareholders on December 31 of the year in which the dividends are declared.

Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Shareholders as gains to the extent that they do not exceed our actual net capital gain for the taxable year from the sale or disposition of a capital asset. Capital gain dividends are taxable to non-corporate U.S. Shareholders at a 20% or 25% rate. The rate will depend on the period of time we have held the assets that produced these gains, whether there is any "unrecaptured Section 1250 gain," as described below, and whether we make any designations that affect the rate. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of particular capital gain dividends as ordinary income.

Capital Gains. The Internal Revenue Service Restructuring and Reform Act of 1998 altered the taxation of capital gain income. Under this act, individuals, trusts and estates that hold particular investments for more than one year are generally taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. In addition, the Taxpayer Relief Act of 1997 provided for changes to prior law, including a maximum rate of 25% for

"unrecaptured Section 1250 gain" for individuals, trusts and estates and special rules for "qualified 5-year gain." This act allows the Internal Revenue Service to prescribe regulations on how the act's new capital gain rates will apply to sales of capital assets by or interests in "pass-thru entities," including REITs. In general, Internal Revenue Service Notice 97-64 provides that a REIT must determine the maximum amounts that may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. As discussed below, similar rules will apply in the case of designated retained capital gains. Final regulations when issued may alter the current Internal Revenue Service administrative pronouncements. In addition, the Internal Revenue Service has not prescribed regulations regarding the application of the new rates to the sale of shares in REITs, and it remains unclear whether and how the new rules will affect such sales. Investors are urged to consult their own tax advisors with respect to the rules contained in this act.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any "passive losses" against this income or gain. Generally, our distributions that do not constitute a return of capital will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will generally not be treated as investment income.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we elect to retain net long-term capital gains, a U.S. Shareholder generally would:

o subject to limitations, include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

o be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder's long-term capital gains;

o        receive a credit or refund for the amount of tax deemed paid by it;

o increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

o in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

DISPOSITIONS OF COMMON SHARES

U.S. Shareholders who sell or dispose of common shares will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. If the common shares were held as a capital asset, then this gain or loss will be capital gain or loss. If the common shares were held for more than one year, the capital gain or loss will be long-term capital gain or loss. In general, if the common shares were held for six months or less and a U.S. Shareholder recognizes loss upon the sale or other disposition of the common shares, the loss will be treated as a long-term capital loss, to the extent distributions were received from us that were required to be treated as long-term capital gains. The calculation of this six-month holding period requires the application of relevant holding period rules.

BACKUP WITHHOLDING

We report to our U.S. Shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder:

o is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact; or

o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify its non-foreign status. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except for the tax-exempt shareholders described below, if a tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, then dividend income received from us will not be unrelated business taxable income to the tax-exempt shareholder. Generally, common shares will be "debt financed property" if the exempt shareholder financed the acquisition of the common shares through a borrowing. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) or (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

However, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income to any trust that:

o        is described in Section 401(a) of the Internal Revenue Code;

o        is tax-exempt under Section 501(a) of the Internal Revenue Code; and

o        holds more than 10% by value of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

A REIT is a "pension held REIT" if:

o it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself; and

o either, (1) at least one such qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% by value of the interests in the REIT, holds in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

o the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on its unrelated business taxable income, to

o        the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

TAXATION OF NON-U.S. SHAREHOLDERS

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common shares by persons that are not U.S. Shareholders. In general, non-U.S. Shareholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common shares, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. Shareholder's country. A non-U.S. Shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. Shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of common shares, including the federal income tax treatment of dispositions of interests in us and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on a disposition of units or an investment in our shares.

STATUS OF OASIS MARTINIQUE AS A PARTNERSHIP

The ownership of an interest in Oasis Martinique, a limited liability company that is intended to be taxable as a partnership for federal income tax purposes, may involve special tax risks, including:

o the possible challenge by the Internal Revenue Service of allocations of income, loss and other items, which could affect the computation of our taxable income or the taxable income of a holder of units; and

o the possible challenge by the Internal Revenue Service of the status of Oasis Martinique as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes.

If Oasis Martinique were treated as an association taxable as a corporation for federal income tax purposes, Oasis Martinique would be treated as a taxable entity. In addition, in such a situation:

o if we owned more than 10% of the outstanding voting securities of Oasis Martinique or the value of such securities exceeded 5% of the value of our assets, we would fail to satisfy the REIT asset tests and would therefore fail to qualify as a REIT;

o distributions from Oasis Martinique to us would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for us to satisfy such test;

o the interest in Oasis Martinique held by us would not qualify as a "real estate asset," which could make it more difficult for us to meet the 75% asset test described above; and

o we would not be able to deduct our share of any losses generated by Oasis Martinique in computing our taxable income.

PROPOSED LEGISLATION

The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the Treasury Department. For example, on February 1, 1999, President Clinton released a proposed budget for fiscal year 2000. The budget proposal contained a variety of proposed income tax changes, three of which pertain to REITs. First, under current law, REITs may not own more than 10% of the voting stock of a regular corporation. Under the proposal, REITs also would not be permitted to own more than 10% of the value of all classes of stock of a corporation unless the corporation qualified as a "qualified business subsidiary" or a

"qualified independent contractor subsidiary." Even if it does so qualify, the proposal would disallow a deduction for all interest payments on debt to, or guaranteed by, a REIT that owns stock of such entities. Second, the proposal would prohibit any one person other than a REIT from owning more than 50% of the total combined voting power of all voting stock or more than 50% of the total value of shares of all classes of stock of the REIT. Current law already contains ownership restrictions applicable to individuals; this new limitation would affect owners other than individuals. This proposal would be effective for entities electing REIT status for taxable years beginning on or after the date of first committee action. Third, the proposal would treat a regular C corporation with a fair market value of more than $5,000,000 that elects REIT status or merges into a REIT as if the regular corporation had liquidated and distributed all its assets to its shareholders, and its shareholders had then contributed the assets to the electing or existing REIT. This deemed liquidation would cause the regular corporation to be taxed as if it had sold its assets for fair market value and would cause its shareholders to be taxed as if they had sold their stock for fair market value. The proposal would be effective for elections that are first effective for a taxable year beginning after January 1, 2000, and for mergers into REITs after December 31, 1999. Partially in response to the first proposal described above, legislation has been passed by the House of Representatives and the Senate proposing the adoption of the Real Estate Investment Modernization Act of 1999. This proposed legislation, if enacted, among other things, also would prohibit a REIT from owning more than 10% of the total voting power and more than 10% of the total value of the outstanding securities of any one issuer, unless that issuer constitutes a "taxable REIT subsidiary." However, the definition of a taxable REIT subsidiary contained in this proposed legislation is broader than the budget proposal definition of a qualified business subsidiary or a qualified independent contractor subsidiary. Changes to and interpretations of the federal laws could adversely affect the tax consequences of an investment in our common shares. We cannot predict whether, when, in what forms, or with what effective dates, these or any other provisions could become effective.

                              SELLING SHAREHOLDERS

SECURITY OWNERSHIP BY THE SELLING SHAREHOLDERS

The following table sets forth the number of units held by the selling shareholders as of August 10, 1999 and the maximum number of common shares that may be sold by the selling shareholders. Each unit may be exchanged for 0.759 of a common share, subject to adjustment if we split or subdivide our common shares, effect a reverse share split or otherwise combine our outstanding common shares, or pay a share dividend to holders of our common shares. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares. Since the selling shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered by the selling shareholders under this prospectus or that will be owned by each selling shareholder upon completion of the offering to which this prospectus relates.


                                                                        Maximum Number of Common
Selling Shareholder                     Number of Units Held                Shares to be Sold
-------------------                     --------------------                -----------------
American Realprop(1)                           170,248                             129,218
City National Bank(1)                          170,248                             129,218
IFT Properties, Ltd.                             8,860                               6,724
ISCO(1)                                        575,162                             436,548
Merrill Lynch International Private            575,162                             436,548
   Finance Limited(1)


--------------------


(1) ISCO received 877,162 units in connection with its contribution of the Martinique Apartment Homes community to Oasis Martinique. ISCO has transferred 302,000 units to American Realprop. American Realprop subsequently exchanged 131,752 units for cash and pledged 170,248 units to City National Bank. City National Bank may obtain ownership of these 170,248 units upon a default by American Realprop under the pledge agreement and subsequent exercise of its rights as a secured creditor to retain the pledged units. ISCO has also pledged 575,162 units to Merrill Lynch International Private Finance Limited. Merrill Lynch International Private Financing Limited may obtain ownership of these 575,162 units upon a default by ISCO under the pledge agreement and subsequent exercise of its rights as a secured creditor to retain the pledged units.


MATERIAL RELATIONSHIPS BETWEEN THE COMPANY AND THE SELLING SHAREHOLDERS

On October 23, 1997, Oasis Residential, IFT Properties, Ltd. and ISCO completed a transaction in which IFT and ISCO contributed the Martinique Apartment Homes community to Oasis Martinique. Oasis Residential is a predecessor to us by virtue of the merger of Oasis Residential with one of our wholly-owned subsidiaries, which was completed on April 8, 1998. Prior to the merger, Oasis Residential was the managing member of, and held an approximate 99% interest in, Oasis Martinique. As a result of the merger, we became the managing member of, and acquired this approximate 99% interest in, Oasis Martinique. The remaining approximate 1% interest, comprising 886,022 units, is held by the selling shareholders.

Merrill Lynch & Co., an affiliate of Merrill Lynch International Private Finance Limited, was the financial advisor to Oasis Residential in the merger with us. As part of this role, Merrill Lynch & Co. rendered an opinion to Oasis Residential as to the fairness of the consideration to be received by Oasis stockholders in the merger. Oasis Residential paid a fee of $4,836,000 to Merrill Lynch & Co. in connection with the merger. Merrill Lynch & Co. and some of its affiliates have, in the past, provided financial advisory services to us and to Oasis and may continue to provide us with such services, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch International Private Finance Limited and its affiliates trade our securities for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

TRANSFERS OF UNITS BY THE SELLING SHAREHOLDERS

Under the LLC Agreement, a unitholder may transfer units at any time with our consent. In addition, a unitholder may, without our consent, pledge its units to a lender as collateral for a bona fide loan with terms that maintain the holder's ownership in units. A unitholder may also transfer its units after December 24, 1998 to the following persons:

o an "accredited investor" as defined in Rule 501 under the Securities Act of 1933;

o a person who is not acquiring the units in a transaction that does not constitute a "sale" within the meaning of Section 2(3) of the Securities Act of 1933;

o        specified family members if the transfer is a gift;

o        a trust of which the holder or its family members are beneficiaries;

o a person who directly or indirectly controls or is controlled by or is under common control with the holder; or

o        a direct or indirect owner of the holder.

Such transferees of the units may also be selling shareholders under this prospectus. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to set forth the required information regarding any additional selling shareholders.

                              PLAN OF DISTRIBUTION

This prospectus relates to:

o our possible issuance of common shares if, and to the extent that, a selling shareholder tenders units for exchange; and

o the offer and sale from time to time by the selling shareholders of any shares that may be issued in an exchange.

We have registered the shares for sale to allow the holders thereof to freely trade their securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

We will not receive any proceeds from the offering by the selling shareholders or from the issuance of common shares to the selling shareholders upon receiving a notice of exchange. Our common shares may be sold from time to time to purchasers directly by any of the selling shareholders. Alternatively, the selling shareholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. The sale of the shares by selling shareholders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The selling shareholders and any dealers or agents that participate in the distribution of our common shares may be deemed to be underwriters within the meaning of the Securities Act of 1933 and any profit on the sale of our common shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under such act. In order to comply with states securities laws, if applicable, the common shares will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to describe any material arrangements for the distribution of the shares when such arrangements are entered into by the selling shareholders and any broker-dealers that participate in the distribution of our common shares.

                                  LEGAL MATTERS

Particular legal matters, including the legality of the common shares offered hereby, will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Camden Property Trust's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 572,490 Shares




                                 CAMDEN PROPERTY
                                      TRUST


                                Common Shares of
                               Beneficial Interest



                             -----------------------

                                   PROSPECTUS

                             -----------------------



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE ON THE PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SHARES ARE SOLD PURSUANT TO THIS PROSPECTUS ON A LATER DATE.


                                 ________, 1999

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

Registration Fee ...........................................             $ 4,920
Accounting Fees and Expenses ...............................              15,000
Legal Fees and Expenses ....................................              25,000
Miscellaneous ..............................................               2,080
                                                                         -------
Total ......................................................             $47,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the "Act"), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Act further provides that, except to the extent otherwise permitted by the Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

         Subsection (c) of Section 15.10 of the Act provides that a trust manager will not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

         Article Sixteen of Camden Property Trust's (the "Company's") Amended and Restated Declaration of Trust provides that the Company shall indemnify officers and trust managers, as set forth below:

         (a) The Company shall indemnify, to the extent permitted by Texas law in accordance with the Company's Bylaws, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

         The Company's Bylaws provide that the Company may indemnify any trust manager or officer of the Company who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a trust manager, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and that, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to the Company, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

ITEM 16. EXHIBITS

     4.1 Amended and Restated Declaration of Trust, as amended (filed as Exhibit 3.1 to Camden Property Trust's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110) and incorporated herein by reference)

     4.2          Second Amended and Restated Bylaws of the Company (filed as
                  Exhibit 3.1 to Camden Property Trust's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12110) and incorporated herein by reference)

     4.3 Specimen certificate for Common Shares (filed as Exhibit 4.1 to Camden Property Trust's Registration Statement on Form S-11 filed September 15, 1993 (No. 33-68736) and incorporated herein by reference)

     4.4 Form of Statement of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Shares of Beneficial Interest (filed as Exhibit 4.1 to Camden Property Trust's Registration Statement on Form S-4 filed February 6, 1998 (No. 333-45817) and incorporated herein by reference)

    *5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered



    *8.1          Opinion of Locke Liddell & Sapp LLP as to certain tax matters



   *23.1          Consent of Deloitte & Touche LLP

    23.2 Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

    23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto)

   *24.1          Power of Attorney (included on signature page)

   *99.1 Form of Registration Rights Agreement, dated as of April 6, 1998, by and among Oasis Residential, Inc., ISCO and IFT Properties, Ltd.

   *99.2 Form of Registration Rights Agreement, dated as of April 2, 1998, by and between Oasis Residential, Inc. and Merrill Lynch International Private Finance Limited

    99.3 Contribution Agreement, dated as of October 23, 1998, by and among Oasis Residential, Inc., Costa Mesa Partners, LLC, ISCO, IFT Properties, Ltd, Edward Israel and Robert Cohen (filed as
                  Exhibit 10.58 to Oasis Residential, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12428) and incorporated herein by reference)

   99.4 Amended and Restated Limited Liability Company Agreement of Oasis Martinique, LLC, dated as of October 23, 1998, by and among Oasis Residential, Inc. and the persons named therein (filed as Exhibit 10.59 to Oasis Residential, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12428) and incorporated herein by reference)

   99.5 Exchange Agreement, dated as of October 23, 1998, by and among Oasis Residential, Inc., Oasis Martinique, LLC and the holders listed thereon (filed as Exhibit 10.60 to Oasis Residential, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-12428) and incorporated herein by reference)

------------
    *             Previously filed.


ITEM 17.          UNDERTAKINGS.

   (a)            The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)       To include any prospectus required by
                                     Section 10(a)(3) of the Securities Act of
                                     1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of November, 1999.



                             CAMDEN PROPERTY TRUST




                             By:  /s/ G. Steven Dawson
                                  ----------------------------------------------
                                  G. Steven Dawson
                                  Senior Vice President-Finance, Chief Financial Officer, Treasurer and Secretary



         Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                                   Date
---------                          -----                                   ----
           *                       Chairman of the Board of Trust          November 2, 1999
-----------------------            Managers and Chief Executive
Richard J. Campo                   Officer (Principal Executive
                                   Officer)

           *                       President, Chief Operating              November 2, 1999
-----------------------            Officer and Trust Manager
D. Keith Oden

/s/ G. Steven Dawson               Senior Vice President-Finance,          November 2, 1999
-----------------------            Chief Financial Officer, Treasurer
G. Steven Dawson                   and Secretary (Principal Financial
                                   and Accounting Officer)


           *                       Trust Manager                           November 2, 1999
-----------------------
William R. Cooper

           *                       Trust Manager                           November 2, 1999
-----------------------
George R. Hrdlicka

           *                       Trust Manager                           November 2, 1999
-----------------------
Lewis A. Levey

           *                       Trust Manager                           November 2, 1999
-----------------------
F. Gardner Parker

           *                       Trust Manager                           November 2, 1999
-----------------------
Steven A. Webster

           *                       Trust Manager                           November 2, 1999
-----------------------
Scott S. Ingraham


*     By:     /s/ G. Steven Dawson
              --------------------------
              G. Steven Dawson
              Attorney-in-Fact

                                  EXHIBIT INDEX


   Exhibit
   Number         Description
   -------        -----------
     4.1          Amended and Restated Declaration of Trust, as amended (filed as Exhibit 3.1 to Camden Property Trust's Annual Report on
                  Form 10-K for the year ended December 31, 1993 (File No.
                  1-12110) and incorporated herein by reference)

     4.2          Second Amended and Restated Bylaws of the Company (filed as
                  Exhibit 3.1 to Camden Property Trust's Annual Report on Form
                  10-K for the year ended December 31, 1997 (File No. 1-12110) and incorporated herein by reference)

     4.3          Specimen certificate for Common Shares (filed as Exhibit 4.1 to Camden Property Trust's Registration Statement on Form S-11 filed September 15, 1993 (No. 33-68736) and incorporated herein by reference)

     4.4          Form of Statement of Designation, Preferences and Rights of
                  Series A Cumulative Convertible Preferred Shares of Beneficial
                  Interest (filed as Exhibit 4.1 to Camden Property Trust's
                  Registration Statement on Form S-4 filed February 6, 1998 (No.
                  333-45817) and incorporated herein by reference)

    *5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered

    *8.1          Opinion of Locke Liddell & Sapp LLP as to certain tax matters

   *23.1          Consent of Deloitte & Touche LLP

    23.2 Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

    23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto)

   *24.1          Power of Attorney (included on signature page)

   *99.1          Form of Registration Rights Agreement, dated as of April 6,
                  1998, by and among Oasis Residential, Inc., ISCO and IFT
                  Properties, Ltd.

   *99.2          Form of Registration Rights Agreement, dated as of April 2,
                  1998, by and between Oasis Residential, Inc. and Merrill Lynch
                  International Private Finance Limited

    99.3 Contribution Agreement, dated as of October 23, 1998, by and among Oasis Residential, Inc., Costa Mesa Partners, LLC, ISCO,
                  IFT Properties, Ltd, Edward Israel and Robert Cohen (filed as
                  Exhibit 10.58 to Oasis Residential, Inc.'s Annual Report on
                  Form 10-K for the year ended December 31, 1997 (File No.
                  1-12428) and incorporated herein by reference)

   99.4           Amended and Restated Limited Liability Company Agreement of
                  Oasis Martinique, LLC, dated as of October 23, 1998, by and among Oasis Residential, Inc. and the persons named therein
                  (filed as Exhibit 10.59 to Oasis Residential, Inc.'s Annual
                  Report on Form 10-K for the year ended December 31, 1997 (File
                  No. 1-12428) and incorporated herein by reference)

   99.5 Exchange Agreement, dated as of October 23, 1998, by and among Oasis Residential, Inc., Oasis Martinique, LLC and the holders listed thereon (filed as Exhibit 10.60 to Oasis Residential,
                  Inc.'s Annual Report on Form 10-K for the year ended December
                  31, 1997 (File No. 1-12428) and incorporated herein by reference)



------------
    *             Previously filed.